Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated April 5, 2016, with respect to the separate statements of financial position of The Korea Development Bank (the “Bank”) as of December 31, 2015 and 2014, and the related separate statements of comprehensive income (loss), changes in equity and cash flows for the years then ended, included in the prospectus, which is a part of this Post-effective Amendment No. 4 to Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the prospectus. Our report has an “emphasis of matter” paragraph that refers to the merger of Korea Finance Corporation into the Bank, as well as an “other matter” paragraph that states that Daewoo Shipbuilding & Marine Engineering Co., Ltd., which an associate of the Bank, restated its financial statements for the years ended December 31, 2014 and 2013, which does not have an effect on the Bank’s separate financial statements.

/s/ KPMG Samjong Accounting Corp.
KPMG Samjong Accounting Corp.

Seoul, Korea

June 14, 2016